Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Herman Chin	Melissa Cohen
FalconStor Software	Metis Communications
631-773-5863	617-236-0500
herman.chin@falconstor.com	melissa@metiscomm.com

FalconStor Software Names James McNiel as Chief Strategy Officer

Appoints Three High Tech Industry Veterans to FalconStor Board of Directors

MELVILLE, N.Y., December 2, 2009 – FalconStor Software, Inc. (NASDAQ: FALC), the provider of TOTALLY Open™ data protection solutions, today announced that it has named storage industry veteran James McNiel as the company’s new chief strategy officer (CSO) to oversee the company’s worldwide marketing initiatives and alliances and to enhance FalconStor’s international market presence.  In addition, FalconStor has expanded its board of directors with the appointment of three new members: Eli Oxenhorn, former chairman and CEO of Cheyenne Software; Irwin Lieber, general partner and co-founder of Wheatly Partners and chairman of GeoCapital LLC; and Barry Rubenstien, general partner of Wheatly Partners.

“We are delighted in welcoming Jim as CSO and to have Barry, Eli and Irwin agree to join our board of directors, in order to help us execute on our ambitions business objectives,” said ReiJane Huai, chairman and CEO of FalconStor Software.  “With his outstanding track record of success, I am confident in Jim's ability to ensure that we capitalize on FalconStor’s significant market opportunity.  With their extensive experience and business acumen, Eli, Irwin and Barry will directly support Jim and the rest of the management team in realizing FalconStor’s goal of market leadership in data protection solutions around the globe.”

Previously an executive vice president of corporate development at Cheyenne Software, McNiel joins FalconStor as an accomplished senior executive with broad experience in creating products, markets, companies, IPOs and venture capital investments in the high-tech industry.  In addition to helping build Cheyenne into a billion dollar industry leader, McNiel, as a general partner at Pequot Capital, led successful investments in Netegrity, NetGear and OutlookSoft.

“The data protection and software management space has increased in complexity and strategic value to large and small enterprises alike,” said McNiel.  “FalconStor is technically positioned to provide the highest amount of data availability at the lowest possible cost of ownership.  It is our job to reduce the complexity while continuing our track record of innovation.”

Eli Oxenhorn, who led Cheyenne Software for ten years, is currently a private investor in emerging-growth technology companies and serves as an advisor to Wheatley Partners.  Oxenhorn also has held several senior management positions at Gates/FA, including chairman of the board, and various senior technology positions at Warner Communications.  Oxenhorn also is a director of CertPoint Systems.

In addition to co-founding Wheatly Partners, Irwin Lieber formed GeoCapital, an investment management company focused on small capitalization companies in a variety of industries, including technology.  Lieber also was a founding general partner of GeoCapital Ventures, a fund investing in information services and software companies.  He serves or has served on the boards of Merlot Communications, Softlink, Evoke Software, WHITTMANHART, Cheyenne Software, Seniors 4 Living, Tried Systems, and Blackbook.

Currently a general partner of Wheatley Partners, Barry Rubenstein has been investing in technology companies for 35 years and was a founder or founding consultant to several successful ventures, including Applied Digital Data Systems, Safeguard Scientifics, Novell, and Cheyenne Software, where he served as chairman and CEO.  Rubenstein serves or has served on the boards of USWeb, Picazo Communications, CosmoCom, FatWire, CertPoint Systems, Seniors 4 Living and other technology companies.

About FalconStor Software, Inc.
FalconStor Software, Inc. (NASDAQ: FALC) is the market leader in disk-based data protection. FalconStor delivers proven, comprehensive data protection solutions that facilitate the continuous availability of business-critical data with speed, integrity, and simplicity. The Company's TOTALLY Open™ technology solutions, built upon the award-winning IPStor® platform, include the industry leading Virtual Tape Library (VTL) with deduplication, Continuous Data Protector (CDP), File-interface Deduplication System (FDS), and Network Storage Server (NSS), each enabled with WAN-optimized replication for disaster recovery and remote office protection. FalconStor products are available from major OEMs and solution providers including 3Com, Acer, COPAN Systems, Data Direct Networks, Dynamic Solutions International, EMC, IBM, Pillar Data Systems, Spectra Logic and Sun and are deployed by thousands of customers worldwide, from small businesses to Fortune 1000 enterprises.

FalconStor is headquartered in Melville, N.Y., with offices throughout Europe and the Asia Pacific region. FalconStor is an active member of the Storage Networking Industry Association (SNIA).  For more information, visit www.falconstor.com or call 1-866-NOW-FALC (1-866-669-3252).

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FalconStor, FalconStor Software and IPStor are registered trademarks and TOTALLY Open is a trademark of FalconStor Software, Inc., in the U.S. and other countries.  All other company and product names contained herein may be trademarks of their respective holders.